EXHIBIT 10.16

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the ‘‘Agreement’’) is dated as of June 26, 2006 (the ‘‘Effective Date’’) between Handheld Entertainment, Inc., a Delaware corporation (the ‘‘Company’’) and Jeffrey Oscodar (the ‘‘Executive’’).

RECITALS:

WHEREAS, the Company’s predecessor in interest and the Executive are parties to an Employment Agreement dated as of September 1, 2004, setting forth certain of the terms and conditions pursuant to which the Executive is employed by the Company as its President and Chief Executive Officer (the ‘‘Prior Agreement’’);

WHEREAS, the Company desires to continue to employ the Executive and the Executive is willing to continue to serve in the employ of the Company as its President and Chief Executive Officer; and

WHEREAS, the parties desire that this Agreement supersede the Prior Agreement and that such employment continue upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the promises and conditions herein contained, the parties hereto agree as follows:

1.    Employment.    The Company hereby employs the Executive and the Executive hereby accepts employment as its President and Chief Executive Officer upon the terms and conditions hereinafter set forth.

2.    Definitions.    For purposes of this Agreement:

(a)    ‘‘Board’’ shall mean the Board of Directors of the Company.

(b)    ‘‘Cause’’ shall mean (1) a willful act by the Executive which constitutes misconduct and results in serious injury to the Company; (2) the Executive’s conviction of a felony; or (3) any act of personal dishonesty by the Executive in connection with his responsibilities to the Company which is intended to result in substantial personal enrichment of the Executive. No act by the Executive shall be considered ‘‘willful’’ unless committed without good faith and without a reasonable belief that the act was in the Company’s best interest.

(c)    ‘‘Change in Control’’ shall mean the occurrence of any of the following events:

(1)    individuals who, on the Effective Date, constitute the Board (the ‘‘Incumbent Directors’’) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

(2)    any ‘‘person’’ (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a ‘‘beneficial owner’’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the ‘‘Company Voting Securities’’); provided, however, that an event as described in this Paragraph (2) shall not be deemed to be a Change in Control if any of the following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in Paragraph (3)) or (E) the Executive or any group of persons including the Executive (or any entity controlled by the Executive or any group of persons including the Executive);

(3)    the approval by the shareholders of the Company of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company’s assets (a ‘‘Business Transaction’’), unless immediately following such Business Transaction (A) more than fifty-five percent (55%) of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company’s assets in such Business Transaction (the ‘‘Surviving Corporation’’) is beneficially owned, directly or indirectly, by the Company’s shareholders immediately prior to any such Business Transaction and (B) no person (other than the persons set forth in Clauses (A), (B), or (C) of Paragraph (2) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its affiliates) beneficially owns, directly or indirectly, forty percent (40%) or more of the total voting power of the Surviving Corporation (a ‘‘Non-Qualifying Transaction’’);

(4)    Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to the Executive under this Agreement; or

(5)    Any other transaction or series of related transactions occur which have substantially the same effect as any of the transactions described in Paragraphs (1) through (4) above.

(d)    ‘‘Code’’ shall mean the Internal Revenue Code of 1986, as amended from time to time, and all regulatory guidance promulgated thereunder.

(e) ‘‘Good Reason’’ shall mean the occurrence of any one of the following events:

(1) assignment to the Executive of any duties inconsistent with the Executive’s positions as specified in Section 5 hereof, including status, title or responsibilities as contemplated by Section 5, or any other action by the Company which results in a material change in such positions, status, titles or responsibilities, including any material change in the Executive’s reporting responsibilities;

(2) the failure of the Company to assign this Agreement to a successor to the Company;

(3) the failure of the Company to comply with the provisions of Sections 6, 7, 8 or 9 of this Agreement;

(4) the Company’s requiring the Executive to be based at any office or location more than twenty-five (25) miles from 331 San Rafael Avenue, Belvedere, California;

(5) any reduction in the Executive’s then current base salary or an adverse change to the Executive’s prior bonus formula; or

(6) the Company adopts any plan of liquidation.

3.    Term.    This Agreement shall commence on the Effective Date and shall continue for a term of two (2) years from the Effective Date and shall automatically be extended for successive one (1) year terms thereafter unless, at least sixty (60) days prior to each anniversary of the Effective Date (commencing with the second such anniversary), either the Executive or the Company notifies the other in writing that the Executive or the Company elects to terminate this Agreement.

4.    Termination of Employment.

(a)    Termination of Employment by the Company without Cause (Other Than Due to Disability or Death) or by the Executive for Good Reason, Other Than after a Change in Control.    If (1) the Company terminates the Executive’s employment without Cause (other than due to Disability (as defined in Subsection (b) or death) or (2) the Executive terminates his employment for Good Reason, and Subsection (c) is not applicable in either case, the Executive shall receive, on the date which is six (6) months after the date of such termination (or the Executive’s estate, as soon as practicable after the Executive’s death, if earlier) in a lump sum in immediately available funds an amount equal to the aggregate of the Executive’s base salary for the then remainder of the Term of this Agreement at the rate in effect at the time of termination, plus the Executive’s target bonus or bonuses for the then remainder of the Term based on the Company’s bonus plan in effect at the time of termination (‘‘Target Bonus’’), but in no event less than one year’s base salary and Target Bonus. Additionally, one hundred percent (100%) of the unvested portion of any options or restricted stock held by the Executive on the date of termination shall become fully vested and exercisable as of such termination date.

Additionally, the Company shall pay, reimburse, or provide the Executive and his beneficiaries, if applicable, the amounts and benefits described in Section 4(d)(1)(A), (B) and (C) at the date specified in such Section.

For the avoidance of doubt, and in consideration of the Executive waiving the payment of $135,000 currently now due and owing to him from the Company under his current employment contract, subject to any subsequent agreement that may be reached by the parties with respect to the Executive’s employment subsequent to the Company’s decision not to extend the term of this Agreement pursuant to Section 2, in the event of the termination of the Executive’s employment by the Company other than for Cause (and other than due to death or Disability), the Executive shall be entitled to the payment and benefits set forth in this Subsection (a) (subject to any other applicable terms and conditions of this Agreement).

(b)    Termination of Employment Due to Death or Disability.

(1)    The Executive’s employment shall be deemed terminated by the Company upon the Executive’s death. The Company may terminate the Executive’s employment for Disability. In the event of a termination as a result of Disability or death, the Executive (or his estate, in the case of death) shall receive, as soon as reasonably practicable after the date of such termination, in a lump sum in immediately available funds an amount equal to the sum of one year’s base salary (at the rate in effect at the time of termination) and his Target Bonus for such fiscal year. Additionally, the Company shall pay, reimburse or provide the Executive and his beneficiaries, if applicable, the amounts and benefits described in Section 4(d)(1)(A), (B), and (C) at the dates specified in such Section.

(2)    For purposes of this Agreement, ‘‘Disability’’ shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(c)    Termination of Employment by the Company without Cause or by the Executive, after a Change in Control.    If (1) the Company terminates the Executive’s employment without Cause (other than due to Disability or death) or (2) the Executive terminates his employment for any reason (other than due to death) within twelve (12) months after a Change in Control which occurs after the Effective Date, the Executive shall receive, on the date which is six (6) months after the date of such termination, in a lump sum in immediately available funds an amount equal to two (2) times the sum of (A) the base salary of the Executive at the rate in effect at the time of termination and (b) the Executive’s Target Bonus for the fiscal year. Additionally, one hundred percent (100%) of the unvested portion of any stock options or restricted stock held by the Executive on the date of termination shall become fully vested and exercisable as of such date. The Company shall also pay, reimburse or provide the Executive and his beneficiaries, if applicable, the amounts and benefits described in Section 4(d)(1)(A), (B), and (C) at the dates specified in such Section.

(d)    Other Termination of Employment.

(1)    Upon termination of the Executive’s employment with the Company for any reason other than specified in Section 4(a), (b), or (c) (the date of such termination shall be referred to herein as the ‘‘Termination Date’’), the Executive shall earn no further pay or compensation under Sections 6, 8 and 10 with respect to any period after the Termination Date; provided, however, (A)

the Company shall pay any base salary or bonus earned prior to the Termination Date; (B) the Company shall reimburse the Executive for reasonable business expenses incurred on or before the Termination Date, pursuant to Section 7, provided that the Executive submits a final expense report no later than thirty (30) days from the Termination Date; and (C) the Executive and his beneficiaries shall remain entitled to any vested or statutorily mandated benefits under the Company’s benefit programs pursuant to the terms of said programs.

(2)    The Company shall have the right to terminate the Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Cause shall not exist under this Paragraph (2) unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by at least three-quarters of the members of the Board who are determined to be ‘‘independent’’ (as determined by applying the listing standards of the NASDAQ) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in Section 2(b) and has not cured the purported act or failure to act. This resolution shall specify the particulars thereof in detail. This Paragraph (2) shall not prevent the Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(e)    Notwithstanding anything in this Agreement to the contrary:

(1)    Upon an event which is described in Section 4(a) or (c), the cash amounts described therein shall be distributed to the Executive as soon as practicable after the date of termination if legal counsel retained by the Company can reasonably determine that the provisions of Section 409A(a)(2)(B)(i) of the Code or any other provisions of Section 409A of the Code do not require the six (6) month delay referred to therein. The Company shall be required to retain counsel, at the Company’s expense, to make this determination as soon as practicable after such termination of employment.

(2)    If payment of any amount or other benefit that is ‘‘deferred compensation’’ subject to Section 409A of the Code at the time otherwise specified in this Agreement would subject such compensation to additional tax pursuant to Section 409A(a)(1) of the Code, the payment thereof shall be postponed to the earliest commencement date on which such amounts could be paid without incurring such additional tax. In the event a deferral of payment should be required, any payments that would have been made prior to such earliest commencement date but for Section 409A of the Code shall be accumulated and paid in a single lump sum on such earliest commencement date.

(3)    If any compensation, payments, or benefits permitted or required under this Agreement are otherwise reasonably determined by the Company or the Executive to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1) of the Code, the Company and the Executive agree to negotiate in good faith appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to the Executive.

(4)    If any compensation, payments, or benefits provided under this Agreement becomes subject to (A) the twenty percent (20%) additional income tax and/or (B) the sanction for deemed late payment of taxes under the provisions of Section 409A of the Code (the sum of such amounts called ‘‘Section 409A Costs’’), the Company shall pay the Executive an additional amount (‘‘Section 409A Tax Gross-Up Payment’’) which, after payment of all income taxes and other taxes on the Section 409A Tax Gross-Up Payment, provides the Executive an amount sufficient to pay the Section 409A Costs.

(f)    Additional Payments.

(1)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a Change in Control (or other change in ownership) to or for the benefit of the Executive (the ‘‘Payments’’) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the ‘‘Excise Tax’’), then the Company shall pay to the Executive an additional payment (a ‘‘Gross-Up Payment’’) in an amount such that, after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (X) pay federal income taxes at the highest marginal rate of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (Y) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (Z) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income.

(2)    Subject to the provisions of Section 4(f)(1), all determinations required to be made under this Section 4(f), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm or a law firm selected by the Executive (the ‘‘Firm’’), which Firm shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company or the Executive (collectively, the ‘‘Determination’’). All fees and expenses of the Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 4(f) with respect to any Payments made to the Executive shall be made no later than thirty (30) days following such Payment. If the Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty.

(3)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (‘‘Underpayment’’) or Gross-Up Payments are made by the Company which should not have been made (‘‘Overpayment’’), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as well as any negligence or other penalties, shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Executive shall cooperate, to the extent his expenses associated with such cooperation are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

5.    Duties and Responsibilities.    The Executive shall serve as the President and Chief Executive Officer of the Company and shall have the duties, responsibilities and authority as are customary and appropriate for such positions. The Executive shall devote substantial business time and efforts to the business of the Company sufficient to allow the Executive to carry out such duties and responsibilities and shall not during the term of this Agreement be actively engaged in any other business or professional activity that would reasonably be deemed to interfere with his ability to carry out such duties and responsibilities; provided, however, that it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, manage personal investments or carry on other activities which do not significantly interfere with the performance of the Executive’s duties in accordance with this Agreement. The Executive shall serve on the Board at all times during the term of this Agreement, and the Company shall cause the election of the Executive to the Board.

6.    Base Salary.    The Company shall pay the Executive a base salary of not less than $25,000 per month ($300,000 annually), payable in advance, which base salary may be increased, but not decreased, from time to time as determined by the Board.

7.    Expenses.

(a)    The Executive shall be entitled to timely reimbursement of all reasonable expenses incurred by him in the performance of his duties, subject to the presentation of appropriate receipts in accordance with the Company’s policies. Such reimbursement shall be made no later than March 1 of the calendar year following the calendar year in which such expenses are incurred.

(b)    The Company shall pay, or shall reimburse the Executive for, one-half (1/2) of the legal fees and other expenses paid or incurred by the Executive in connection with the negotiation and preparation of this Agreement.

(c)    To the extent that any amount paid by the Company or reimbursed to the Executive for expenses actually incurred pursuant to Subsections (a) and (b) above is reasonably deemed taxable as compensation to the Executive (the ‘‘Taxable Portion’’), the Company shall pay to the Executive in respect of the Taxable Portion an additional amount which, after reduction for payment of any taxes payable with respect to such additional amount, is expected to result in a remaining amount sufficient to pay such taxes; provided, however, that in no event shall such additional amount be in excess of fifty percent (50%) of the Taxable Portion. In determining such amounts, assumptions comparable to those in Section 4(f)(1)(X), (Y) and (Z) shall be used. Such amounts shall be paid to the Executive no later than March 1 of the calendar year following the calendar year during which the Taxable Portion was incurred.

8.    Benefits.    The Executive shall be entitled to participate in all of the Company’s health, disability, insurance, 401(k) and other employee benefit programs and equity programs for which management employees of the Company are generally eligible. The Executive shall be entitled to three (3) weeks of paid vacation each calendar year in accordance with the Company’s policies.

9.    Special Bonus.    In consideration of the termination of the Prior Agreement (pursuant to which the Executive was entitled, among other things, to terminate his employment and receive a severance payment and may have become entitled to a grant of certain options), and the Executive’s agreement to the provisions of this Agreement, on the thirtieth (30) day following the Effective Date, the Company shall issue to the Executive fully vested Common Stock with a Fair Market Value of $400,000. Such Common Stock shall be subject to any ‘‘lock-up,’’ nontransferability or other similar provisions as the Executive and the Board jointly deem appropriate. For purposes of this Agreement, ‘‘Fair Market Value’’ shall mean (A) if the Common Stock is traded on the Nasdaq National Market, the closing price per share of such Common Stock as reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system, (B) if the Common Stock is listed on any stock exchange, the closing price per share of Common Stock on such stock exchange determined by the Board to be the primary market for the Common Stock, as officially quoted in the composite tape for transactions on such exchange, or (C) if the Common Stock is neither traded on the Nasdaq National Market nor listed on any stock exchange, but is publicly traded, the average of the closing bid and ask prices as reported in the Wall Street Journal (or, if not so reported, as reported by another source selected by the Board in good faith).’’

10.    Bonus Program.    The Executive shall participate in any bonus program implemented for executives of the Company and approved by the Board.

11.    Mitigation.    The Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

12.    Taxes.    The Company shall make provision for the reporting and withholding of any federal, state or local income and payroll taxes that may be required to be withheld from the amounts or benefits payable pursuant to the terms of this Agreement and shall pay amounts withheld to the appropriate taxing authorities.

13.    Non-Solicitation.    The Executive agrees that he shall not, during the one (1) year period after the termination of this Agreement, directly or indirectly, (a) hire any individual who was an employee of the Company on the date of such termination or at any time within six (6) months prior thereto, or solicit such individual to leave his or her employment with the Company, or (b) solicit any customer or client, or any person or entity known to the Executive to be a prospective customer or client of the Company, as of the date of such termination to purchase any goods or services of the type sold by the Company from anyone other than the Company. The Executive recognizes and acknowledges that the foregoing covenant not to solicit is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company, and that he is aware of his obligations hereunder and acknowledges the reasonableness of the length of time and scope of the covenant.

14.    Indemnification.    The Company shall promptly indemnify and hold harmless the Executive to the fullest extent permitted by the Employer’s certificate of incorporation and by-laws, or (if greater) by the laws of the State of Delaware, for any liability, loss or expense the Executive may incur by reason of his employment with the Company or his activities as an officer or director of the Company or any of its subsidiaries or his activities on behalf of, or at the request of, any of the foregoing (which indemnification shall include, without limitation, advancement of expenses (including attorneys’ fees and other charges of counsel) promptly upon receipt of any undertaking to repay that is required by law). The foregoing indemnification shall survive any termination of the Executive’s employment and shall inure to the benefit of his heirs, successors and legal representatives. The Company shall promptly procure, and thereafter maintain, director and officer liability insurance and umbrella insurance covering the Executive in an amount no less than $ two million dollars. This provision shall supersede the Director and Officer Indemnification Agreement, dated as of February 10, 2006, between the Company and the Executive.

15.    Nondisparagement.

(a)    The Executive shall not, whether in writing or orally, publicly criticize, denigrate or disparage the Company or any of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of the Company, with respect to past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the Company in an unfavorable light, provided nothing herein shall or shall be deemed to prevent or impair the Executive from testifying truthfully in any legal or administrative proceeding in which such testimony is compelled or requested (or otherwise complying with legal requirements).

(b)    The Company shall instruct or authorize its officers and directors and their agents not to criticize, denigrate or disparage the Executive publicly, whether in writing or orally, with respect to any of his past, present, or future activities, or otherwise publish (whether in writing or orally) statements that tend to portray him in an unfavorable light, provided that nothing herein shall, or shall be deemed to, prevent or impair the Company’s officers and directors from testifying truthfully in any legal or administrative proceeding in which such testimony is compelled or requested (or otherwise complying with legal requirements).

16.    Successors.    Subject to the provisions ofSection 4, the Company may assign its rights and obligations under this Agreement to a successor of the Company’s business, without the prior written consent of the Executive, so long as such assignee assumes the Company’s obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s estate and the Company and any assignee of or successor to the Company.

17.    Attorneys’ Fees.    In the event of any dispute between the parties with respect to a breach or alleged breach of this Agreement or the interpretation of this Agreement, the Executive (or his assignees) shall be entitled to recover reasonable attorneys’ fees and costs from the Company.

18.    Severability.    If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid.

19.    Prior Agreement; Amendment and Waiver.    This Agreement supersedes all of the terms and provisions of the Prior Agreement which shall be of no further force or effect. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

20.    Notices.    All notices and other communications hereunder shall be in writing and delivered by hand, by first class registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service, addressed as follows:

If to the Company:	Handheld Entertainment, Inc. 539 Bryant Street San Francisco, CA 94107 Attention: Chief Financial Officer
If to the Executive:	Mr. Jeffrey Oscodar 331 San Rafael Avenue Belvedere, CA 94920

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

21.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22.    Entire Agreement.    Except as otherwise specifically noted herein, this Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement. This Agreement shall supersede all prior agreements, promises and representations regarding the subject matter of this Agreement. Notwithstanding this Section 22, the Proprietary Information and Inventions Agreement between the Company and the Executive shall remain in full force and effect.

23.    Applicable Law.    The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its choice of law principles.

24.    Survival of Executive’s Rights.    All of the Executive’s rights hereunder, including but not limited to his rights to compensation and benefits, shall survive the termination of the Executive’s employment and/or the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Handheld Entertainment, Inc.
By:/s/ Bill Keating

Bill Keating
Its: Chairman of the Board of Directors
/s/ Jeffrey Oscodar Jeffrey Oscodar